Exhibit 99.1

NEWS RELEASE for February 25, 2013

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

GENTHERM ANNOUNCES REGISTRATION OF DOMINATION AND PROFIT AND

LOSS TRANSFER AGREEMENT IN GERMANY

Gentherm Now Controls 98.8% of W.E.T. Shares

NORTHVILLE, MICHIGAN, U.S.A. AND ODELZHAUSEN, GERMANY (February 25, 2013) . . . Gentherm Incorporated (NASDAQ-GS: THRM), the global market leader and a developer of innovative thermal management technologies, today announced the registration of a Domination and Profit and Loss Transfer Agreement (DPLTA) with respect to its majority-owned subsidiary, W.E.T. Automotive Systems AG (W.E.T.). Registration of the DPLTA had been the subject of a lengthy legal dispute in Germany. The DPLTA essentially allows Gentherm and W.E.T. to be managed as one operational entity.

As previously announced, Gentherm recently acquired all of the shares of W.E.T. owned by the largest minority shareholder and the legal case opposing the registration of the DPLTA was simultaneously withdrawn. As a result of that transaction, Gentherm owned approximately 90 percent of W.E.T.’s outstanding shares.

Gentherm also announced today that it has since acquired or signed purchase agreements to acquire additional shares in W.E.T. from various minority shareholders that will increase Gentherm’s total ownership interest in W.E.T. to 98.8 percent of W.E.T.’s outstanding shares. The additional shares were purchased for €85 per share cash. Gentherm has agreed to offer to acquire, pursuant to the terms of the DPLTA, the remaining shares of W.E.T. held by the remaining minority shareholders for a payment of €85 per share.

President and CEO Daniel R. Coker said, “We are pleased to finally have this registration in place as we are excited to move ahead and complete the integration of these two companies. Together with the W.E.T. team, we are making substantial progress in building the global, innovative thermal business we envisioned when we embarked on this acquisition.”

Gentherm and W.E.T. will soon announce instructions in Germany for the remaining minority shareholders of W.E.T. who wish to deliver their W.E.T. shares to Gentherm in exchange for payment of €85 per W.E.T. share.

About Gentherm

Gentherm Incorporated (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated seat and steering wheel systems, cable systems and other electronic devices. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and systems for waste heat recovery and electrical power generation for the automotive market that may have far-reaching applications for consumer products as well as industrial and technology markets. Gentherm has more than 6,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine. For more information, go to www.gentherm.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Gentherm’s Securities and Exchange Commission (SEC) filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2012, and its Form 10-K for the year ended December 31, 2011; all of which are available free of charge on the SEC’s website at www.sec.gov. Gentherm expressly disclaims any intent or obligation to update any forward-looking statements.

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